Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Third Quarter Fiscal 2014 Earnings

• Net Sales Increase 15.1% and Comparable Store Sales Increase 3.3%

• GAAP Diluted Earnings Per Share Increase 34.4%

• Adjusted Diluted Earnings Per Share Increase 17.6%

GREENSBORO, N.C. - November 20, 2014 - The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen-week fiscal third quarter ended October 26, 2014.

Fiscal Third Quarter Financial Overview

•
Earnings per share under U.S. generally accepted accounting principles (“GAAP”) in the third quarter of fiscal 2014 increased 34.4% to $0.31 per diluted share, compared to $0.23 per diluted share in the third quarter of fiscal 2013. Third quarter fiscal 2014 results include a $0.04 per diluted share net benefit from adjustments to previously recorded store closure and exit costs.

•
Excluding adjustments to store closure and exit costs of $0.04 per diluted share, adjusted diluted earnings per share increased 17.6% to $0.27 for the third quarter of fiscal 2014. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules included in this press release include a reconciliation of this and other non-GAAP financial measures referenced to their comparable GAAP financial measures.

•
GAAP net income in the third quarter of fiscal 2014 was $14.9 million, compared to $11.1 million in the third quarter of fiscal 2013. Third quarter fiscal 2014 GAAP net income includes a pre-tax net benefit of $2.9 million related to adjustments to store closure and exit costs.

•
Adjusted EBITDA in the third quarter of fiscal 2014 was $39.1 million, compared to $34.5 million in the third quarter of fiscal 2013, an increase of 13.3%. Adjusted EBITDA is a non-GAAP financial measure.

•	Net sales for the third quarter of fiscal 2014 increased 15.1% to $419.5 million and comparable store sales increased 3.3% to $350.3 million from the third quarter of fiscal 2013.

•
Gross profit increased 13.1%, or $16.0 million, to $138.1 million, compared to the third quarter of fiscal 2013. Gross margin for the third quarter of fiscal 2014 was 32.9%, compared to 33.5% in the third quarter of the prior fiscal year.

•	The Company generated $30.0 million in cash flow from operations during the third quarter of fiscal 2014, compared to $35.0 million during the third quarter of the prior fiscal year.

Craig Carlock, President and Chief Executive Officer, commented, “We are pleased with our fiscal third quarter results. We generated a 3.3% increase in comparable store sales as we benefited from our efforts to drive customer traffic and grow basket size in a more competitive environment. We delivered a 17.6% increase in adjusted earnings while proactively choosing to absorb rising cost inflation and continuing to promote key product categories that we know our customers value most. As we look to the fourth quarter, we are focused on providing exceptional food shopping experiences to our customers during the holiday season.”

Third Quarter Operating Performance

Total net sales for the third quarter of fiscal 2014 increased 15.1% to $419.5 million and comparable store sales increased 3.3% to $350.3 million from the third quarter of fiscal 2013. The Company’s third quarter comparable store sales were driven by a 3.0% increase in the number of transactions and a 0.3% increase in average transaction size.

The Company’s gross profit increased 13.1%, or $16.0 million, to $138.1 million in the third quarter of fiscal 2014, compared to the same prior year period. The fiscal 2014 third quarter gross margin was 32.9% compared to 33.5% in the third quarter of the prior fiscal year. The gross margin decline was primarily due to the Company's decision to absorb higher cost inflation and continue promotions in key product categories. These margin pressures were partially offset by an improvement in occupancy cost as a percentage of net sales, mainly due to decreases in pre-opening rent on higher sales compared to last year.

Selling, general, and administrative expenses for the third quarter of fiscal 2014 increased $11.9 million to $100.8 million, compared to the third quarter of fiscal 2013. Selling, general, and administrative expenses as a percentage of net sales for the quarter decreased 40 basis points to 24.0%, compared to 24.4% in the third quarter of fiscal 2013. The decrease in expenses as a percentage of net sales was primarily due to lower pre-opening costs associated with six new store openings during the quarter compared to ten in the same fiscal quarter last year, and leverage of corporate and store operating expenses. These improvements were partially offset by an increase in incentive compensation expense compared to the prior year period

Operating income was $24.3 million, or 5.8% of sales, for the third quarter of fiscal 2014, compared to $18.9 million, or 5.2% of sales, in the third quarter of fiscal 2013. The Company’s third quarter 2014 operating income included a net benefit of $2.9 million as a result of adjustments to previously recorded store closure and exit costs. Excluding these items, adjusted operating income was $21.4 million, or 5.1% of sales, for the quarter. Adjusted operating income is a non-GAAP financial measure.

Fiscal Year to Date Operating Performance

For the thirty-nine week period ended October 26, 2014, net sales were $1.27 billion, a 17.2% increase compared to the corresponding thirty-nine week period in fiscal 2013, while comparable store sales increased 2.9% over the same prior year period. GAAP net income for the first thirty-nine weeks of fiscal 2014 was $42.8 million, compared to $48.8 million in the same prior year period. GAAP net income for fiscal 2014 includes pre-tax store closure and exit costs of $13.9 million related to previous store closings. GAAP diluted earnings per share for the first thirty-nine weeks of fiscal 2014 were $0.88, compared to GAAP diluted earnings per share of $1.01 for the corresponding thirty-nine week period in fiscal 2013. Excluding the impact from store closure and exit costs of $0.18 per diluted share, adjusted diluted earnings per share were $1.06 for the thirty-nine weeks ended October 26, 2014. Adjusted diluted earnings per share is a non-GAAP financial measure.

Balance Sheet and Cash Flow
During the third quarter of fiscal 2014, the Company generated $30.0 million in cash flow from operations and invested $24.1 million in capital expenditures, of which $21.9 million related to new and remodeled stores. For the first three quarters of fiscal 2014, the Company generated $98.2 million in cash flow from operations and invested $64.5 million in capital expenditures, with $59.0 million spent on real estate activities.
The Company paid the remaining $3.0 million balance on its revolving credit facility during the third quarter of fiscal 2014, and had no long-term debt at the end of the third quarter of fiscal 2014 compared to $24.7 million at the end of fiscal 2013.

On a trailing four quarters basis for the period ended October 26, 2014, the Company’s return on assets was 9.2%; return on invested capital, excluding excess cash, was 13.5%; and return on equity was 14.7%. Excluding the impact from the impairment of certain real estate and store related assets recognized in the fourth quarter of fiscal 2013 and the net store closure and exit charges recognized in the first three quarters of fiscal 2014, the Company’s adjusted return on assets was 13.8%; adjusted return on invested capital, excluding excess cash, was 18.9%; and adjusted return on equity was 21.3%, all on a trailing four quarters basis. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the third quarter of fiscal 2014, the Company opened six new stores, including stores in New Jersey, Virginia, Tennessee, Florida, California and the Company’s first store in the state of Iowa. As of October 26, 2014, the Company operated 164 stores in 27 states.

The following table provides additional information about the Company’s real estate and store opening activities through the third quarter of fiscal 2014. Leases signed as of October 26, 2014 are for stores expected to open during or after fiscal 2014.

	Stores Opened in FY 2014	Leases Signed for Future Store Locations [1]
Number of new leased store locations	17	22
Number of relocations	—	—
Average capital cost per store [2]	$3.4 million
	Information for All Open Stores
Average store size (gross square feet)	21,118
Total rentable square footage (at end of period)	3.5 million
Note 1: Includes leases for stores expected to open after October 26, 2014 which typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2014 Outlook

The Company expects fiscal 2014 adjusted earnings of $1.56 to $1.64 per diluted share. This forecast excludes anticipated store closure and exit costs of approximately $0.17 per diluted share related to the previous store closings. GAAP diluted earnings per share are now expected to be $1.39 to $1.47, which includes the aforementioned store closure and exit costs of approximately $0.17 per diluted share.

Management’s outlook for fiscal 2014 is based upon the following expectations:

•	Comparable store sales growth of 2.5% to 3.5%

•	Pre-opening expenses less than fiscal 2013

•	Occupancy costs as a percent of sales to increase 10 to 20 basis points from fiscal 2013

•	An effective tax rate of approximately 37.0%

•	Approximately $90 million to $100 million in capital expenditures, primarily related to real estate investments

•	Unit growth of 22 new stores

•	Pre-tax store closure and exit costs related to previously closed stores of approximately $13 million

•
Year-on-year improvement in operating results associated with stores operating in California and Texas beginning in the second half of the fiscal year, after the closure of four stores in the first quarter of fiscal 2014

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13595406.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 20, 2014, the Company operates 165 stores in 27 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2014 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; impairment of recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.
* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013

Sales	$419,450	$364,457	$1,272,679	$1,085,847
Cost of goods sold	281,375	242,400	842,723	713,175
Gross profit	138,075	122,057	429,956	372,672

Operating expenses:
Selling, general and administrative expenses	100,781	88,865	299,048	252,869
Impairments and store closure costs	(2,728)	74	13,881	347
Depreciation	15,694	14,224	45,996	39,266
Income from operations	24,328	18,894	71,031	80,190
Interest expense	1,086	1,089	3,307	2,554
Income before provision for income taxes	23,242	17,805	67,724	77,636
Tax provision	8,358	6,741	24,879	28,818

Net income	$14,884	$11,064	$42,845	$48,818

Net income per share:
Basic	$0.31	$0.23	$0.89	$1.01

Diluted	$0.31	$0.23	$0.88	$1.01

Weighted average common shares outstanding:
Basic	48,291,724	48,217,984	48,280,457	48,191,399

Diluted	48,480,657	48,442,252	48,446,013	48,389,426

Comprehensive income:
Net income	$14,884	$11,064	$42,845	$48,818
Other comprehensive income	—	—	—	—

Total comprehensive income	$14,884	$11,064	$42,845	$48,818

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	October 26, 2014	January 26, 2014
Assets
Current assets:
Cash and cash equivalents	$19,860	$11,745
Accounts receivable	8,114	11,098
Inventories	64,532	55,656
Prepaid expenses and other current assets	3,635	4,304
Income tax benefit	6,599	1,692
Deferred income taxes	8,850	3,267
Total current assets	111,590	87,762
Property and equipment, net	391,779	373,449
Other assets	9,476	8,417
Total assets	$512,845	$469,628

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$51,247	$46,942
Accrued liabilities	71,339	63,694
Total current liabilities	122,586	110,636
Long-term debt	—	24,700
Capital and financing lease obligations	29,968	26,069
Closed store reserves	12,797	193
Deferred income taxes	2,300	12,017
Deferred rent	13,322	13,460
Deferred lease incentives	12,569	13,347
Other liabilities	14,634	12,941
Total noncurrent liabilities	85,590	102,727

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,294,776 and 48,260,804 shares issued and outstanding as of October 26, 2014 and January 26, 2014, respectively	483	483
Additional paid-in capital	118,588	113,029
Retained earnings	185,598	142,753
Total stockholders' equity	304,669	256,265
Total liabilities and stockholders' equity	$512,845	$469,628

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013
Operating activities
Net income	$42,845	$48,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,147	39,432
Loss on disposals of property and equipment	1,916	13
Gain on assignment of capital lease	(1,508)	—
Share-based compensation	5,513	4,256
Excess tax shortfall (benefit) from share-based compensation	158	(180)
Deferred income taxes	(15,300)	(2,513)
Change in assets and liabilities:
Accounts receivable	2,984	(2,090)
Inventories	(8,876)	(12,641)
Prepaid expenses and other assets	(41)	3,221
Income tax benefit	(4,907)	(1,948)
Accounts payable	4,305	15,343
Closed store reserves	14,018	—
Accrued and other liabilities	10,952	12,907
Net cash provided by operating activities	98,206	104,618

Investing activities
Purchases of property and equipment	(64,478)	(92,169)
Proceeds from sale of property and equipment	102	76
Net cash used in investing activities	(64,376)	(92,093)

Financing activities
Borrowings on revolving credit facility	137,233	376,132
Payments made on revolving credit facility	(161,933)	(384,532)
Payments made on debt issuance costs	(499)	—
Payments made on capital and financing lease obligations	(562)	(97)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	132	176
Excess tax (shortfall) benefit from share-based compensation	(158)	180
Payments on withholding tax for restricted stock unit vesting	(162)	(80)
Proceeds from exercise of share-based compensation awards	234	1,565
Net cash used in financing activities	(25,715)	(6,656)

Net increase in cash and cash equivalents	8,115	5,869
Cash and cash equivalents at beginning of period	11,745	8,737

Cash and cash equivalents at end of period	$19,860	$14,606

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$3,172	$1,308

Cash paid during the period for taxes	$45,522	$39,265

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations during the period	$5,884	$40,267

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013

Pre-Opening Rent	$691	$1,137	$1,817	$2,401
Other Occupancy Costs	21,833	18,774	64,394	52,957
Total Occupancy Costs	$22,524	$19,911	$66,211	$55,358

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013

New Store Pre-Opening Expenses	$1,502	$2,371	$4,234	$4,563

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

	For the Thirteen Weeks Ended October 26, 2014

	GAAP		Adjusted
	Q3 FY 2014	Adjustments (1)	Q3 FY 2014
Income from operations	$24,328	$(2,904)	$21,424

Income before provision for income taxes	$23,242	$(2,904)	$20,338

Tax provision	$8,358	$(1,043)	$7,315

Net income	$14,884	$(1,861)	$13,023

Net income per share:
Basic (2)	$0.31	$(0.04)	$0.27

Diluted (2)	$0.31	$(0.04)	$0.27

	For the Thirty-Nine Weeks Ended October 26, 2014

	GAAP		Adjusted
	Q3 FY 2014	Adjustments (1)	Q3 FY 2014
Income from operations	$71,031	$13,885	$84,916

Income before provision for income taxes	$67,724	$13,885	$81,609

Tax provision	$24,879	$5,307	$30,186

Net income	$42,845	$8,578	$51,423

Net income per share:
Basic (2)	$0.89	$0.18	$1.07

Diluted (2)	$0.88	$0.18	$1.06
(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen and thirty-nine weeks ended October 26, 2014, with the closure and exit costs of previously closed stores. The Company recognized a net benefit of $2.9 million and a net expense of $13.9 million for the thirteen and thirty-nine weeks ended October 26, 2014, respectively, of which $2.9 million of the benefit and $13.5 million of the expense were recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income and include the recognition and adjustments of certain lease liabilities, severance, loss on the disposal of assets and other exit costs. The remaining charges of $0.4 million for the thirty-nine weeks ended October 26, 2014 relate to the liquidation of inventory and are reflected on other line items of the Consolidated Statements of Comprehensive Income. These measures are not in accordance with, or an alternative to, GAAP, and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company's financial results and evaluate its business operations.
(2) The net income per share totals in the above tables may not equal the sum of the components due to rounding.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013
Net income	$14,884	$11,064	$42,845	$48,818
Adjusted items:
Tax provision	8,358	6,741	24,879	28,818
Interest expense	1,086	1,089	3,307	2,554
Depreciation	15,694	14,224	45,996	39,266
Share-based compensation expense	1,810	1,333	5,513	4,256
Loss on disposals of property and equipment, net of closed stores (2)	27	9	64	13
Impairments and store closure costs	(2,728)	74	13,881	347
Other (3)	—	—	418	—
	24,247	23,470	94,058	75,254

Adjusted EBITDA	$39,131	$34,534	$136,903	$124,072

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.

(2) The loss on disposals of property and equipment excludes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment (in thousands) (unaudited):

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013
Loss on disposals of property and equipment	$125	$9	$1,916	$13
Less: loss on disposals included with the "Impairments and store closure costs" line item in the Consolidated Statements of Comprehensive Income	98	—	1,852	—

Loss on disposals of property and equipment, net of closed stores	$27	$9	$64	$13

(3) Other adjusted items relate to the liquidation of inventory for previously closed stores and are reflected in other line items of the Consolidated Statements of Comprehensive Income for the thirty-nine weeks ended October 26, 2014.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	October 26, 2014 Calculated Using GAAP	October 26, 2014 Calculated Using Adjusted	October 27, 2013 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (3)	Net Income (2)
Return on assets (4)	9.2%	13.8%	16.8%
Return on invested capital (5)	13.5%	18.9%	23.5%
Return on equity (6)	14.7%	21.3%	27.5%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarters basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the schedule entitled "Reconciliation of Adjusted Financial Statement Items" to the press release to which this schedule is attached for the reconciliation of net income to adjusted net income determined in accordance with GAAP.

Trailing four quarters ended October 26, 2014 (in millions):

Net income	$44.8
Impairments and store closure costs	41.4
Adjustment for taxes	(16.0)
Adjusted net income	$70.2

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency. Investors should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.